EXHIBIT 10.1

M.D. PROPERTIES

Business Property Lease

THIS LEASE is entered into this 7th day of January, 2004, between M.D. Properties, L.L.C., Landlord, and Gabriel Technologies, LLC, Tenant.

PREMISES

1. Landlord leases to Tenant at 4538 South 140th Street, 68137, Omaha, Douglas County. Nebraska. (the “Premises”), containing approximately 10,356 square feet of’ area as shown on Exhibit “A”, on the following terms and condition.

TERM

2. This lease shall be for a term of 62 months, beginning on the first day of February, 2004 and the work as hereinafter defined have been completed to Tenant’s reasonable satisfaction by January 31, 2004, subject to Landlord’s completion of punch list items described in Exhibit “C”, and ending on the 28th day of February, 2009, unless terminated earlier as provided in this Lease.

If for any reason the Premises are delivered to Tenant on any date before or after the term commencement date, rental for the period between the date of possession and the term commencement date shall be adjusted on a pro rata basis. Such earlier or later taking of possession shall not change the termination date of this Lease. This Lease shall not be void or voidable in the event of a late delivery by Landlord, nor shall Landlord be liable to Tenant for any resulting loss or damage.

USE OF PREMISES

3. The Premises are leased to Tenant, and are to be used by Tenant, for the purpose of office, service and warehouse incidental to Tenant’s business which is the selling, fulfilling and keying of specia1ized locking systems and for no other purpose. Tenant agrees to use the Premises in such a manner as to not interfere with the rights of other tenants in the Real Estate, to comply with all applicable governmental laws, ordinances, and regulations in connection with its use of the Premises, to keep the Premises in a clean and sanitary condition, and to use all reasonable precaution to prevent waste, damage, or injury to the Premises.

RENT

4.(a) Base Rent. The total Base Rent under this Lease is Two Hundred Sixty Nine Thousand, Two Hundred Fifty Six and 00/100 Dollars ($269,256.00). Tenant agrees to pay rent to Landlord at 10612 Bondesson Circle, Omaha, NE 68122, or at any other place Landlord may designate in writing, in lawful money of the United States, in monthly installments in advance, on the first (lay of each month, in the following chart, which includes additional rental costs:

Amortization:
Amount	$ 25,000.00
Term-months	62
Interest rate	8.00%
Monthly Pmt	($493.61)

Gabriel Technologies
4538 S. 140th Street	5-year term
Square footage	10,356			(Estimates)			Total
	# Mo.	Base PSF	TI Amount PSF	CAM PSF	Total Rent PSF	Monthly	Base Rent Only
2/1/04 thru 3/31/04	2	$-	$0.57	$1.25	$1.62	$1,572.36	$ -
4/1/04 thru 3/31/06	24	$5.00	$0.57	$1.25	$6.82	$5,887.36	$ 103,560.00
4/1/06 thru 3/31/08	24	$5.25	$0.57	$1.25	$7.07	$6,103.11	$ 108,738.00
4/1/08 thru 3/31/09	12	$5.50	$0.57	$1.25	$7.32	$6,318.86	$ 56,958.00
Totals	62						$ 269,256.00

(b) Operating Expenses. In addition to the Base Rent, Tenant shall pay a pro rata share of operating expenses of the real estate of which the Premises are part, parking areas, and grounds (“Real Estate”). “Operating expenses” shall mean all costs of’ maintaining and operating the Real Estate, including but not limited to all taxes and special assessments levied upon the Real Estate, fixtures, and personal property used by Landlord at. the Real Estate, all insurance costs, all costs of labor, material and supplies for maintenance, repair, replacement, and operation of the Real Estate, including but not limited to line painting, lighting, snow removal, landscaping, cleaning, depreciation of machinery and equipment used in such maintenance, repair and replacement, and management costs, including building superintendents. Operating Expenses shall not: include property additions and capital improvements to the real estate, alterations made for specific tenants, depreciation of the Real Estate, debt: service on long-term debt: or income taxes paid by Landlord.

“Tenant’s pro rata share” shall mean the percentage (determined by dividing the square feet of the Premises as shown in Paragraph 1, by the square feet of building area of the Real Estate, as defined by the American National Standard published by Building Owners and Managers Associations which at the date hereof is agreed to be 29,708 square feet.

Tenant’s pro rata share of the Operating Expenses shall be determined on an annual basis for each calendar year ending on December 31 and shall be pro rated for the number of months Tenant occupied the Premises if Tenant did not occupy the Premises the full year. Tenant shall pay $1,078.75 Dollars per month, including February and March, 2004, during the period of waived base rental, on the first of each month in advance with rent for Tenant’s estimated pro rata share of the Operating Expenses, Landlord may change this amount at any time upon written notice to Tenant. At the end of each year, an analysis of the total year’s Operating Expenses shall be presented to Tenant and Tenant shall pay the amount, if any, by which the Tenant’s pro rata share of the Operating Expenses for the year exceeded the amount of the Operating Expenses paid by Tenant. Tenant shall pay any such excess charge to the Landlord within thirty (30) days after receiving the statement. In the event this Lease terminates at any time other than the last day of the year the excess Operating Expenses shall be determined as of the date of termination. Upon termination of this Lease, any overpayment of Operating Expenses by Tenant shall be applied to the amounts due Landlord from Tenant under this Lease and any remaining overpayment shall be refunded to Tenant. Tenant may have the right, to audit expenses.

(c) Payment of Rent. Tenant agrees to pay the Base Rent as and when due, together with Tenant’s share of the Operating Expenses and all other’ amounts required to be paid by Tenant under this Lease. In the event of nonpayment of any amounts due under this Lease, whether or not designated as rent, Landlord shall have all the rights and remedies provided in this Lease or by law for failure to pay rent.

(d) Late Charge. If the Tenant fails to pay the Base Rent together with the Tenant’s share of the Operating Expenses and all other amounts required to be paid by Tenant under this Lease, on or before the third day after such payments are due, Tenant agrees to pay Landlord a late charge of 5% of the base rental amount for each month the payment: is late.

(e) Security Deposit. As partial consideration for the execution of the Lease, the Tenant has delivered to Landlord the sum of $4,315.00 as a Security Deposit. The Security Deposit will be returned to Tenant at the expiration of this Lease if Tenant has fully complied with all covenants and conditions of this Lease.

SERVICES

5. Tenant shall pay when due, all water, gas, electricity, sewer use fees, incurred at or chargeable to the Premises.

ASSIGNMENT OR SUBLEASE

6. Tenant shall not assign this Lease or sublet the whole or any part of the Premises, transfer this Lease by operation of law or otherwise, or permit any other person except agents and employees of Tenant to occupy the Premises, or any part thereof without the prior written consent of Landlord. Landlord may consider the following in determining whether to withhold consent: (a) financial responsibility of the new Tenant, (b) identity and business character of the new tenant, (c) nature and legality of the proposed use of the Premises.

Landlord shall have the right to assign its interest, under this Lease or the rent reserved hereunder.

TENANT’S IMPROVEMENTS

7. Tenant shall have the right to place partitions and fixtures and make improvements or other alterations in the interior of the Premises at its own expense. Prior to commencing any such work, Tenant shall first obtain the written consent of Landlord for the proposed work. Landlord may, as a condition to its consent, require that the work be done by Landlord’s own employees and/or under Landlord’s supervision, but at the expense of Tenant, and that Tenant give sufficient security that the Premises will be completed free and clear of liens and in a manner satisfactory to Landlord. Any new Tenant improvements done by Landlord will include a one year warranty for material and labor. Upon termination of this Lease, at Landlord’s option, Tenant will repair and restore the Premises to its former condition, at Tenant’s expense, or any such improvements, additions, or alterations installed or made by Tenant, except Tenant’s trade fixtures, shall become part of the Premises and the property of the Landlord. Tenant may remove its trade fixtures at the termination of this Lease provided Tenant is not then in default and provided further that Tenant repairs any damage caused by such removal.

REPAIRS

8. Landlord agrees to maintain in good condition, and repair as necessary the foundations, exterior walls and the roof of the Premises.

Tenant agrees that it will make, at its own cost. and expense, all repairs and replacements to the Premises not required to be made by Landlord, including, but not limited to, all interior and exterior doors, door frames, windows, plate glass, and the heating, air conditioning, plumbing and electrical systems servicing the Premises. Tenant agrees to do all redecorating, remodeling, alteration, and painting required by it during the term of the Lease at its own cost and expense, to pay for any repairs to the Premises or the Real Estate made necessary by any negligence or carelessness of Tenant or any of its agents or employees or persons permitted on the Real Estate by Tenant, and to maintain the Premises in a safe, clean, neat, arid sanitary condition. Tenant shall be entitled to no compensation for inconvenience, injury, or loss of business arising ‘from the making of any repairs by Landlord, Tenant or other tenants to the Premises or the Real Estate.

CONDITION OF PREMISES

9. Except as provided herein, Tenant agrees that no promises, representations, statements, or warranties have been made on behalf of Landlord to Tenant respecting the condition of the Premises, or the manner of operating the Real Estate, or the making of any repairs to the Premises. A walk thru will be made before taking possession of the Premises. Tenant will acknowledge that the Premises were in good and satisfactory condition when possession was taken, except for punch list items, which will be noted. Tenant shall, at the termination of this Lease, by lapse of time or otherwise, remove all of Tenant’s property and surrender the Premises to Landlord in as good condition as when Tenant took possession, normal wear excepted. Additionally, Landlord will construct or install in the Premises the improvements according to the work letter attached hereto, marked Exhibit “B” and “C”, and by this reference made a part hereof.

PERSONAL PROPERTY AT RISK OF TENANT

10. All personal property in the Premises shall be at the risk of Tenant only. Landlord shall not be liable for any damage to any property of Tenant or its agents or employees in the Premises caused by steam, electricity sewage, gas or odors, or from water, rain, or snow which may leak into, issue or flow into the Premises from any part of the Real Estate, or from any other place, on for any damage done to Tenant’s property in moving same to or from the Real Estate or the Premises. Tenant shall give Landlord, or its agents, prompt written notice of any damage to or defects in water pipes, gas or warming or cooling apparatus in the Premises.

LANDLORD’S RESERVED RIGHTS

11. Without notice to Tenant, without liability to Tenant for damage or injury to properly, person or business, and without effecting an eviction of Tenant or a disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of rent, Landlord shall have the right to:

(a) Change the name or street address of the Real Estate.

(b) Install and maintain signs on the Real Estate.

(c) Have access to all mail chutes according to the rules of the United States Post Office Department.

(d) At reasonable times, to decorate, and to make, at its own expense, repairs, alterations, additions, and improvements, structural or otherwise, in or to the Premises, the Real Estate, or part thereof, and any adjacent building, land, street or alley, and during such operations to take into and through the Premises or any part of the Real Estate all materials required, and to temporarily close or suspend operation of entrances, doors, corridors, elevators, or other facilities to do so; provided that Landlord shall not interfere with Tenant’s business operations.

(e) Possess passkeys to the Premises for emergency access during non-normal business hours.

(f) Show the Premises to prospective tenants at reasonable times, during the last six (6) months of the Lease.

(g) Take any and all reasonable measures, including inspections or the making of repairs, alterations, and additions and improvements to the Premises or to the Real Estate, which Landlord deems necessary or’ desirable for the safety, protection, operation, or preservation of’ the Premises or the Real Estate.

(h) Approve all sources furnishing signs, painting, and/on lettering to the Premises, and approve all signs on the Premises prior to installation thereof.
(i) Landlord will warrant HVAC systems for the first 12 months of the initial lease term.

INSURANCE

12. Tenant shall not use or occupy the Premises or any part thereof in any manner which could invalidate any policies of insurance now or hereafter placed on Real Estate or increase the risks covered by insurance on the Real Estate or necessitate additional insurance premiums or policies of insurance, even if such use may be in furtherance of Tenant’s business purposes. In the event any policies of insurance are invalidated by acts or omissions of Tenant, Landlord shall have the right to terminate this Lease or, at Landlord’s option, to charge Tenant for extra insurance premiums required on the Real Estate on account of the increased risk caused by Tenant’s use and occupancy of the Premises. Each party hereby waives all claims for recovery from the other for any loss or damage to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such policies. Provided, that this waiver shall apply only when permitted by the applicable policy of insurance.

INDEMNITY

13. Tenant shall indemnify, hold harmless, and defend Landlord from and against, and Landlord shall not be liable to Tenant on account of, any and all costs, expenses, liabilities, losses, damages, suits, actions, fines, penalties, demands, or claims of any kind, including reasonable attorney’s fees, asserted by or on behalf of any person, entity, or governmental authority arising out of or in any way connected with either (a) a failure by Tenant to perform any of the agreements, terms, or conditions of this Lease required to be performed by Tenant; (b) a failure by Tenant to comply with any laws, statutes, ordinances, regulations, or orders of any governmental authority; or © any accident, death, or personal injury, or damage to, or loss or theft of property which shall occur on or about the Premises, or the Real Estate, except as the same may be the result of the negligence of Landlord, its employees, or agents.

ENVIRONMENTAL REGULATIONS AND INDEMNIFICATION

14. Notwithstanding any other provision of this Lease, Tenant shall comply with all laws, statues, ordinances, rules, regulations or orders of any governmental authority, regarding any handling, transportation, storage, treatment or use of hazardous or toxic substances. Tenant, at its own cost arid expense, shall immediately repair any damage and restore the Premises and the Real Estate to its condition existing prior to any leak, spill, release, emission or disposal of hazardous or toxic substance, which tenant has caused or which is as a result of Tenant.

Tenant hereby agrees to defend, indemnify and hold harmless Landlord and its officers, employees and agents from all claims, costs, damages, demands, expenses, fines, judgments, liabilities and losses (including reasonable attorney’s fees, paralegal fees, expert, witness arid consultant fees, and other costs of defense) which arise during or after the term of this Lease from or in connection with the presence or suspected presence of toxic or hazardous substances in the soil, groundwater or soil vapor on or under the Premises or the Real Estate, or Tenants breach of this paragraph, provided the presence or suspected presence of such toxic or hazardous substances are present as a result of the negligence, wilful misconduct, acts or due to failure to take an action by the Tenant, its officers. employees or agents.

LIABILITY INSURANCE

15. Tenant agrees to procure and maintain continuously during the entire term of this Lease, a policy or policies of insurance in a company or companies acceptable to Landlord, at Tenant’s own cost and expense, insuring Landlord and Tenant from all claims, demands or actions; such comprehensive insurance shall protect and name the Tenant as the Insured and Landlord as an additional insured and providing coverage of at least $1,000,000.00 for injuries to any one person, $2,000,000.00 for injuries to persons in any one accident and $1,000,000.00 for damage to property, made by or on behalf of any person or persons, firm or corporation arising from, related to , or connected with the conduct: and operation of Tenant’s business in the Premises, or arising out of and connected with the use and occupancy of sidewalks and other Common Areas by the Tenant. All such insurance shall provide that Landlord shall be given a minimum often (10) days notice by the insurance company prior to cancellation, termination or change of such insurance. Tenant shall provide Landlord with certificates evidencing that such insurance is in full force and effect and stating the term and provisions thereof. If Tenant fails to comply with such requirements for insurance, Landlord may, but shall not be obligated to, obtain such insurance and keep the same in effect, and Tenant agrees to pay Landlord, upon demand, the premium cost thereof.

DAMAGE BY FIRE OR OTHER CASUALTY

16. If, during the term of this Lease, the Premises shall be so damaged by fire or any other cause except Tenant’s negligence or intentional act so as to render the Premises untenantable, the rent shall be abated while the Premises remain untenantable; and in the event of such damage, Landlord shall elect whether to repair the Premises or to cancel this Lease, and shall notify Tenant in writing of its election with sixty (60) days after such damage. In the event Landlord elects to repair the Premises, the work or repair shall begin promptly and shall be carried on without unnecessary delay. In the event Landlord elects not to repair the Premises, the Lease shall be deemed canceled as of the date of the damage. Such damage shall not extend the Lease term.

CONDEMNATION

17. If the whole or any part of the Premises shall be taken by public authority under the power of eminent domain, then the terms of this Lease shall cease on that portion of the Premises so taken, from the date of possession, and the rent shall be paid to that date, with a proportionate refund by Landlord to Tenant of such rent as may have been paid by Tenant in advance. If the portion of the Premises taken is such that it prevents the practical use of the Premises for Tenant’s purposes, then Tenant shall have the right either (a) to terminate this Lease by giving written notice of such termination to Landlord not later than thirty (30) days after the taking; or (b) to continue in possession of the remainder of the Premises, except that the rent shall be reduced in proportion to the area of the Premises taken. In the event of any taking or condemnation of the Premises, in whole or in part, the entire resulting award of damages shall be the exclusive property of Landlord, including all damages awarded as compensation for diminution in value to the leasehold, without any deduction for the value of any unexpired term of this Lease, or for any other estate or interest in the Premises now or hereafter vested in Tenant.

DEFAULT OR BREACH

18. Each of the following events shall constitute a default or a breach of this Lease by Tenant:

(a) If Tenant fails to pay Landlord any rent or other payments when due hereunder;

(b) If Tenant vacates or abandons the Premises and does not continue to pay rent;

(c). If Tenant files a petition in bankruptcy or insolvency or for reorganization under any bankruptcy act, or voluntarily takes advantage of any such act by answer or otherwise, or makes an assignment for the benefit of creditors;

(d) If involuntary proceeding under any bankruptcy or insolvency act shall be instituted against Tenant, or if a receiver of trustee shall be appointed of all or substantially all of the property of Tenant, and such proceedings shall not be dismissed or the receivership or trusteeship vacated within thirty (30) days after the institution or appointment; or

(e) If Tenant fails to perform or comply with any other term or condition of this Lease and if such nonperformance shall continue for a period of ten (10) days after notice thereof by Landlord to Tenant, time being of the essence.

EFFECT OF DEFAULT

19. In the event of any default or breach hereunder, in addition to any other right or remedy available to Landlord, either at law or in equity, Landlord may exert any one or more of the following nights:

(a) Landlord may re-enter the Premises immediately and remove the property and personnel of Tenant, and shall have the right, but not the obligation, to store such property in a public warehouse or at a place selected by Landlord, at the risk and expense of Tenant.

(b) Landlord may retake the Premises and may terminate this Lease by giving written notice of termination to Tenant. Without such notice, Landlord’s retaking will not terminate the Lease. On termination, Landlord may recover from Tenant all damages proximately resulting from the breach, including the cost of recovering the Premises and the difference between the rent due for the balance of the Lease term, as though the Lease had not been terminated, and the reasonable rental value of the Premises, which sum shall be immediately due Landlord from Tenant.

(c). Landlord may relet the Premises or any part thereof for any term without terminating this Lease, at such rent and on such terms as it may choose. Landlord may make alterations and repairs to the Premises. In addition to Tenant’s liability to Landlord for breach of this Lease, Tenant shall be liable for all expenses of the reletting, for any alterations and repairs made, and for the rent due for the balance of the Lease term, which sum shall be immediately due Landlord from Tenant. The amount due Landlord will be reduced by the net rent received by Landlord during the remaining term of this Lease from reletting the Premises or any part thereof. If during the remaining term of this Lease Landlord receives more than the amount due Landlord under this sub-paragraph, the Landlord shall pay such excess to Tenant, but only to the extent Tenant has actually made payment pursuant to this sub-paragraph.

SURRENDER-HOLDING OVER

20. Tenant shall, upon termination of this Lease, whether by lapse of time or otherwise, peaceably and promptly surrender the Premises to Landlord. If Tenant remains in possession after the termination of this Lease, without a written lease duly executed by the parties, Tenant shall be deemed a trespasser. If Tenant pays, and Landlord accepts, rent for a period after termination of this Lease, Tenants shall be deemed to be occupying the Premises only as a tenant from month to month, subject to all the terms, conditions, and agreements of this Lease, except that the rent shall be 2 times the monthly rent specified in the lease immediately before termination.

SUBORDINATION AND ATTORNMENT

21. Landlord the right to place liens and encumbrances on the Premises superior in lien and effect to this Lease. This Lease and all rights of Tenant hereunder, shall, at the option of Landlord, be subject and subordinate to any liens and encumbrances now or hereafter imposed by Landlord upon the Premises or the Real Estate or any part thereof, and Tenant agrees to execute, acknowledge, and deliver to Landlord, upon request, any and all instruments that may be necessary or proper to subordinate this Lease and all rights herein to any such lien or encumbrance as may be required by Landlord.

In the event any proceedings are brought for the foreclosure of any mortgage on the Premises, Tenant will attorn to the purchaser as the foreclosure sale and recognize such purchaser as the Landlord under this Lease. The purchaser, by virtue of such foreclosure, shall be deemed to have assumed, as substitute Landlord, the terms and conditions of this Lease until the resale or other disposition of its interest. Such assumption, however, shall not be deemed an acknowledgement by the purchaser of the validity of any then existing claims of Tenant against the prior Landlord.

Tenant agrees to execute and deliver such further assurances and other documents, including a new lease upon the same terms and conditions contained herein, confirming the foregoing, as such purchaser may reasonably request. Tenant waives any right of election to terminate this Lease because of any such foreclosure proceedings.

NOTICES

22. Any notice to given hereunder shall be given in writing and sent by registered or certified mail to Landlord at M.D Properties, L.L.C., 10612 Bondesson Circle, Omaha, NE 68122 and to Tenant at. 4538 S. 140th Street, Omaha, Nebraska 68137 or at such other address as either party may from time to time designate in writing. Each such notice shall be deemed to have been given at the time it shall be personally delivered to such address on three business days after being deposited in the United States mail in the manner prescribed herein,

RULES AND REGULATIONS

23. Tenant and Tenant’s agents, employees and invitees shall fully comply with all rules and regulations of the Real Estate, as a amended from time to time, which are made a part of this Lease as if fully set forth herein.

(a) The Landlord shall have the right to make such other and further reasonable rules and regulations as, in the judgment of the Landlord, may from time to time be needed for the safety, care and cleanliness and general appearance of the Premises and for the preservation of good order therein.

(b) The entrance, corridors, passages and stairways shall be under the exclusive control of the Landlord and shall not be obstructed, or used by the Tenant for any other purpose from ingress and egress to and from the Premises; and the Landlord shall have the right to control ingress and egress to and from the Building at all times.

(c). The Tenant, shall not place nor permit to be placed any signs, or building signs, advertisements or notices in or upon any part of the Building, and shall not place merchandise or show-cases in front of the Building, without the Landlord’s written consent.

(d) The Tenant shall not put up nor operate any engine, boiler, dynamo, or machinery of any kind, nor carry on any mechanical business in said Premises nor place any explosive therein, nor use any kerosene or oils or burning fluids in the Premises without first obtaining the written consent of the Landlord.

(e) If Tenant desires telegraphic or telephone connections, the Landlord will direct the electricians as to where and how the wires are to be introduced, and without such written directions no boring or cutting for wires will be permitted.

(f) The Landlord shall have the right to elude or eject from the Building, animals of every kind, bicycles, or any other wheeled vehicle, and all canvassers and other persons who conduct themselves in such a manner as to be, in the judgment of the Landlord, an annoyance to the tenants or a detriment to the Building.

(g) No additional locks shall be placed upon any doors of the Premises without first obtaining the written consent of the Landlord. Upon termination of this lease the Tenant shall surrender all keys of said Premises and of the Building, and shall give the Landlord the combination of all locks on any vaults and safes.

NET LEASE

24. This is a net-net-net Lease and the parties agree and understand that Tenant shall pay Tenant’s proportionate share of the real estate taxes, special assessments, insurance and all other Operating Expenses as described in subparagraph 4.b of this Lease.

MISCELLANEOUS

25.(a) Binding on Assigns. All terms, conditions, and agreements of this Lease shall be binding upon, apply, and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns.

(b) Amendment in Writing. This Lease contains the entire agreement between the parties and may be amended only be subsequent written agreement.

(c). Waiver-None. The failure of Landlord to insist upon strict performance of any of the terms, conditions and agreements of this Lease shall not be deemed a waiver of any of its rights or remedies hereunder and shall not be deemed a waiver of any subsequent breach or default of any of such terms, conditions, and agreements. The doing of anything by Landlord which Landlord is not obligated to do hereunder shall not impose any future obligation on Landlord nor otherwise amend any provisions of this Lease.

(d) No Surrender. No surrender of the Premises by Tenant shall be effected by Landlord’s acceptance of the keys to the Premises or of the rent due hereunder, or by any other means whatsoever, without Landlord’s written acknowledgement that such acceptance constitutes a surrender.

(e) Captions. The captions of the various paragraphs in this Lease are for convenience only and do not define, limit, describe, or construe the contents of such paragraphs.

(f) Brokers. The brokers involved in this transaction are, CD Richard Ellis/Mega, who is acting as agent for the Landlord and Grubb & Ellis/Pacific Rea1ty who is acting as agent for the Tenant.

(g) Applicable Law. This Lease shall be governed by and constructed in accordance with the laws of the State of Nebraska.

OTHER PROVISIONS

26.
A.	Landlord to construct and pay for improvements to improve the space so that it will function as shown on the attached Exhibit “B”.
B.
In consideration for Landlord to perform tenant improvements as identified in item A above, Tenant agrees to pay for the amortization of $25,000 of these improvements over 62 months at 8% interest rate with the first payment due on the lease commencement date of February 1, 2004 and as shown in the chart of paragraph 4.a.

C.	HVAC units to be serviced within 30 days of lease commencement by Landlord with the exception of air-conditioning, which will be performed no later than June 1, 2004.
D.
Renewal Option: Should Tenant be in full compliance with all terms and conditions of this lease, Tenant is granted one 5-year renewal option period so long as Tenant notifies Landlord of their intent to renew at least 120 days prior to the expiration date of this Lease. Notice not given by this time shall void this option. Base rental rate terms shall increase annually based off the rate of $5.50 paid in year 5 at the lower escalator of (a) 3% or (b) the CPI-U All Urban Index. This index is located at the following web site: ftp://ftp.bls.gov/pub/special.requests/cpi/cpiai.txt. The index for February, 2004 shall be the base.

E.
Signage: Signage is available on the tenant monument sign, glass door/window and on the fascia, similar in location to the adjacent tenant, Mobil Communications. Landlord shall first approve all signage.

F.	Contingency: It is understood that this lease is subject to Landlord executing a lease termination with the existing Tenant, Champion Window Company, prior to Friday, January 9, 2004 at 4:00 p.m. If Landlord is unable to secure a satisfactory termination with Champion by this date, then this Lease shall become void.

Until this Lease is executed on behalf of all parties hereto, it shall be construed as an offer to lease of Tenant to Landlord.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

M.D. Properties, LLC
Landlord

/s/ [Illegible Signature] Witness	By	/s/ Richard Vale

Witness	By	/s/ [Illegible Signature]

Gabriel Technologies, LLC
Tenant

Witness	By	/s/ Keith R. Feilmeier / President

Witness	By

PERSONAL GUARANTEE

The undersigned hereby unconditionally guarantee unto the Landlord the minimum payments on the following schedule:

Guarantee Schedule:
2/1/04 thru 3/31/04	$ 75,000.00
4/1/04 thru 3/31/05	$ 60,000.00
4/1/05 thru 3/31/06	$ 45,000.00
4/1/06 thru 3/31/07	$ 30,000.00
4/1/07 thru 3/31/08	$ 15,000.00
4/1/08 thru 3/31/09	$ -

Dated this    07    Day of    January      , 2004.

By:          /s/ Keith R. Feilmeier
     Keith R. Feilmeier
Name
        20740 Timberland Drive
Street Address
    Elkhorn NE      68022
City                      State       Zip

EXHIBIT A

SUBJECT
4538 S. 140TH
OMAHA, NE
Former
Champion
Window
Available
7,696 Sq. Ft.
Leased
11,656 Sq. Ft.

MAIN LEVEL PLAN

EXHIBIT “B”

EXHIBIT “C” WORK LETTER

At Landlord’s sole cost and expense, Landlord shall reconfigure space as shown on Exhibit “B”:

1.	Construct four additional offices and conference room as shown on Exhibit “B” complete with carpet, paint, electrical, lighting and HVAC.

2.	Assembly area in the warehouse, complete with power panel and air conditioning, and 8’ roll up door as shown on Exhibit “A”.

3.	A partition wall in the existing conference room.

4.	All electrical, HVAC and plumbing systems are in good working condition and shall be warranted by the Landlord for the first twelve (12) months of the initial lease term.

5.	All warehouse floors to be broom swept.

6.	All existing carpet to be professionally cleaned and repaired as needed.

7.	All utilities to be separately metered.

First Modification to Lease

By and Between

MD Properties, L.L.C., as Landlord
and
Gabriel Technologies, Inc., as Tenant

Landlord and Tenant have entered into a lease agreement dated January 7, 2004 for approximately 10,356 square feet of office and warehouse space located at 4538 South 140th Street, Omaha, NE 68137.

It is agreed that Tenant and Landlord agree to the following modification to said lease:

1.	Tenant agrees to lease an additional 7,697 square feet located at 4530 S. 140th Street, NE 68137 with all the terms and conditions of the original lease.

2.	The term will expire on March 31, 2009.

3.	The rates are as follows:
05/01/04 - 03/31/05 prorated from occupancy @ $3.00/sf
04/01/05 - 03/31/06         1 year @ $3.50/sf
04/01/06 - 03/31/07         1 year @ $4.00/sf
04/01/07 - 03/31/09         2 year @ $4.50/sf

4.	CAM (Common Area Maintenance) will be charged to Tenant. Estimates based at $1.25/sf will be paid monthly with the lease payment. The monthly estimate would be $801.67.

5.	Utilities are the responsibility of the Tenant.

6.	Landlord will install an additional infrared heater and provide a 12’ x 12’ opening between the original and this lease space.

All other terms and conditions of the lease remain in full force and effect and unchanged.

Agreed and Accepted:

D & R Investments, L.L.C., as landlord

By:     /s/ Richard Vale

By:    /s/ [Illegible Signature]

Date:     5-6-2004

Gabriel Technologies, Inc., as Tenant

By:_________________________________

By:_________________________________

Date:_______________________________